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                                                                  EXHIBIT 10.52


August 1, 2000


Mr. Jeffrey T. Hendrickson
1982 Merwins Lane
Fairfield, CT 06430

Dear Jeff,

It is with great pleasure that I offer you the position of Executive Vice President/Chief Operating Officer of PNV Inc. The primary responsibility of this position is to lead and direct the Company's operations and sales efforts, driving the Company to realize its vision. This is an officer position reporting directly to me, as does the Chief Financial Officer, which has been discussed. I recognize your interest in growing your responsibilities within the organization and will keep an open dialogue on those aspirations. The following employment agreement will outline the terms of the offer.

The annual base salary is $250,000 per year (based on 52 weeks service). Within two weeks of reporting to work, you will receive a sign-on bonus of $60,000. In addition you will be eligible for an annual management incentive program with a target earnings opportunity of 50% of base salary (in effect at that time) and a scale for achievement beyond target. This bonus opportunity is subject to the achievement of specific individual objectives to be defined by you and me within the first few weeks of your employment. For FY2001 your minimum bonus payment will be 25% of your base salary in effect at that time.

This offer includes a stock option grant of 150,000 shares. Of this grant, 120,000 shares will vest pro-rata on the last day of each calendar month during the first 48 months of your employment, subject to customary terms contained in the Nonqualified Stock Option Plan agreement issued by the Company under the plan. The exercise price for the options will equal the fair market value of the stock on the date you accept this offer. Further, within twenty days of accepting this offer, we will immediately grant the remaining 30,000 options of the 150,000. These 30,000 shares will vest in two tranches of 15,000 shares each, upon reaching milestones to be mutually agreed upon.

Subject to Board and Shareholder approval, the Company will implement a new stock option plan for FY 2002. Subject to Board approval, the Company will grant you an additional option to purchase at least 150,000 shares of common stock, under the new stock option plan, at an exercise price equal to the fair market value on the date of grant.


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August 1, 2000
Mr. Jeffrey T. Hendrickson
Page 2


As an employee of PNV, Inc. you will be entitled to benefits in accordance with the Company's standard benefit program and the executive health plan currently in place. In addition, subject to your meeting the evidence of insurance requirements, you will be provided with a company-paid Supplementary Disability policy. You will also be eligible for FLEXI-Days, our policy combining vacation and other paid time off, accrued at the rate of 29 days per year including your first year of employment.

In the event your employment is terminated for any reason other than for cause during your first 24 months with PNV, you will receive any accrued but unpaid bonus, severance pay in the amount of 12 months' salary and bonus (in the amount of the highest annual bonus previously paid to you), benefit continuation for 12 months and reimbursement for Outplacement Services of your choice subject to a $25,000 cap. This severance policy will remain in effect after the 24-month period unless it is superseded by a new severance policy applicable to all members of executive management. As a condition to payment of such severance benefits, you will be required to execute a Confidential Settlement Agreement and General Release in the form of Exhibit A attached hereto. For these purposes, cause shall mean your (a) conviction of a felony or of a misdemeanor involving moral turpitude, or (b) gross insubordination, knowing and material violation of any published company policy, or persistent, willful failure to perform the material duties of your job. With respect to the conduct described in subparagraph (b), cause shall not exist unless and until the company has provided you written notice specifying the conduct constituting cause and you have had at least 30 days to cure such alleged cause, unless the cause cannot be cured.

In the event of change in control of PNV, all Incentive and Non-Qualified Stock Options will immediately become vested. In addition, if you are terminated within 12 months of the change in control you will receive any accrued but unpaid bonus, a pro-rata bonus for the year of termination (based upon the prior years bonus) severance pay in the amount of 24 months' salary and bonus (the bonus being 2 times the amount of the highest annual bonus paid you during the previous 2 years), benefit continuation for 12 months and reimbursement for Outplacement Services of your choice subject to a $25,000 cap. You will also receive these benefits if, within 12 months following a change in control, you are constructively discharged. Constructive discharge is defined as a material change in responsibilities, a change in work location to a new location more than 50 miles from Coral Springs, Florida, or a reduction in compensation unless all officers of the company are similarly affected, or you are no longer reporting directly to me personally.

Your position will require a "full time" commitment. It is understood that you have outside interests to which you are currently obligated, specifically board positions at Bernard C. Harris Publishing Co. and USA-to-Z.com. Your interest in these may continue as long as they do not detract materially from your PNV duties and responsibilities. Any future outside interest, including board positions, will require specific approval.


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August 1, 2000
Mr. Jeffrey T. Hendrickson
Page 3

You will be eligible for the company's relocation benefits for up to 12 months. This will include appropriate temporary living expenses up to $3,500 per month (excluding travel expenses to and from your residence in Connecticut), until such time as you change your domicile to the environs of Coral Springs, FL but in no event for more than 12 months. Other relocation expenses will be reimbursed according to company policy consistent with your executive position.

PNV is a Drug Free Workplace, and this offer is contingent upon your passing a drug screening test. Upon hire, you will be required to sign a confidentiality and non-solicitation agreement which will extend 12 months beyond any termination date of your employment by PNV.

Jeff, I sincerely believe that PNV Inc. has an exciting future, filled with substantial opportunity for business growth and personal success. I also feel that you are a very talented professional with significant potential to help us grow and succeed. We are excited about the prospect of your joining the PNV team.

Please sign this offer letter and return to me as soon as possible. I have enclosed an additional copy for your records.

Sincerely,

/s/ Robert P. May
Robert P. May
Chief Executive Officer


Accepted:


/s/ Jeffrey T. Hendrickson
Jeffrey T. Hendrickson